SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2002

SUNGARD® DATA SYSTEMS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12989	51-0267091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1285 Drummers Lane, Wayne Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 341-8700

(Former Name and Former Address, if Changed Since Last Report)

Item 2.     Acquisition or Disposition of Assets

On April 26, 2002, SunGard Data Systems Inc. (“SunGard”) announced it had reached an agreement with the board of directors of Guardian iT plc (“Guardian”) on the terms of a cash offer to acquire all of the issued and to-be-issued shares of Guardian. The offering price for the Guardian shares was 80 pence per share and represented a premium of approximately 122% over the closing price of Guardian shares on February 13, 2002, the day before Guardian disclosed it was in discussions with a potential acquiror. SunGard’s offer was made in accordance with the City Code on Takeovers and Mergers for transactions in the United Kingdom. In conjunction with its offer, SunGard on April 26, 2002 made market purchases of Guardian’s shares representing 24.89% of shares outstanding.

On July 1, 2002, SunGard completed the acquisition of Guardian by declaring that all of the conditions of its offer had been met. Since it has acquired more than 90% of Guardian’s shares, SunGard will be able to effect compulsory purchases of the remaining outstanding Guardian shares. The shares of Guardian were acquired by SunGard Availability Services Ltd., a wholly owned subsidiary of SunGard, fully paid and free from liens, equities, charges, encumbrances, rights of pre-emption and other third party rights or interests of any nature.

The total purchase price is approximately $265 million in cash, which includes approximately $85 million to purchase 100% of the outstanding shares of Guardian and approximately $180 million of Guardian’s debt and finance lease obligations, a substantial portion of which was repaid at or shortly after closing or will be repaid later in the third quarter of 2002. The approximately $265 million of purchase price was financed from existing SunGard cash and credit facilities. The transaction is not expected to have a material impact on SunGard’s financial results.

There were no material relationships between Guardian or any of Guardian’s affiliates, directors or officers and SunGard or any of SunGard’s affiliates, directors or officers.

Guardian grew primarily by acquisition into a leading provider of business continuity, data management and high availability information technology services in Europe, operating in the United Kingdom, France, Germany, Belgium, Scandinavia and Luxembourg. In addition, Guardian has operations in South Africa and Japan. Guardian, which originally was listed on the London Stock Exchange in 1998, will be delisted as a result of this transaction.

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Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Financial Statements.

It is impracticable to provide the required financial statements for the acquired business at the time of this Report. Pursuant to Item 7(a)(4), the registrant will file the required financial statements as soon as practicable but not later than September 16, 2002.

(b)  Pro Forma Financial Information.

It is impracticable to provide the required pro forma financial information at the time of this Report. Pursuant to
Item 7(b)(2), the registrant will file the required pro forma financial information as soon as practicable but not later than September 16, 2002.

(c)  Exhibits.

None.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD DATA SYSTEMS INC.

By:	/s/ MICHAEL J. RUANE
Michael J. Ruane Senior Vice President-Finance and Chief Financial Officer

Date: July 15, 2002

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